Exhibit 99.1

  Linda Griego Elected to Southwest Water Company Board of Directors


    LOS ANGELES--(BUSINESS WIRE)--Dec. 15, 2006--Southwest Water Company (Nasdaq:SWWC) today announced that its board of directors has elected Linda Griego as a director of the Company. Griego previously served as a board member from 2001 until earlier this year when she resigned for personal reasons. She fills the vacancy created by the resignation of Peter Moerbeek in May 2006.

    Griego, 58, is a prominent Los Angeles businesswoman with extensive experience in the public sector. She serves as President and CEO of Griego Enterprises, which includes Zapgo Entertainment Group, LLC, a television programming production company, and Engine Company No. 28, a restaurant that she founded in 1988. From July 1999 until January 2000, Griego served as interim President and Chief Executive Officer of the $430 million federally-funded Los Angeles Community Development Bank. In the early 1990's, Griego was deputy mayor of Los Angeles, with responsibilities that included oversight of the departments of Public Works, Building and Safety, Planning, and the Community Redevelopment Agency.

    Mark Swatek, Southwest Water chairman and chief executive officer, said, "Linda's experience in both the public and private sectors is of tremendous value to Southwest Water Company. Her insight into municipal politics, as well as her familiarity with public-private partnerships, will be especially helpful as we continue to grow our business."

    Southwest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim, Dir. Corp. Communications, 213-929-1846 www.swwc.com